As filed with the Securities and Exchange Commission on December 22, 2020

Registration No. 333-230565

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	2398 East Camelback Road, 4th Floor Phoenix, Arizona 85016	47-0983661
(State or other jurisdiction of incorporation or organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification No.)

Nathan D. DeBacker

Chief Financial Officer and Treasurer

Cole Office & Industrial REIT (CCIT III), Inc.

2398 East Camelback Road, 4th Floor

Phoenix, Arizona 85016

(602) 778-8700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq.

Seth K. Weiner, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-3, Commission File No. 333-230565 (the “Registration Statement”), of Cole Office & Industrial REIT (CCIT III), Inc. (the “Company”), which was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2019 and effective with the SEC on April 5, 2019, and that registered up to $4,300,000 in shares of the Company’s Class A and Class T common stock, par value $0.01 per share, to be sold pursuant to the Company’s distribution reinvestment plan.

Effective December 21, 2020, pursuant to the Agreement and Plan of Merger dated as of August 30, 2020 (as amended November 3, 2020) by and among the Company, CIM Real Estate Finance Trust, Inc. (“CMFT”) and Thor III Merger Sub, LLC (“Merger Sub”), the Company merged with and into Merger Sub with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of CMFT, and the separate corporate existence of the Company thereupon ended (the “Merger”). As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CIM Real Estate Finance Trust, Inc., as successor by merger to Cole Office & Industrial REIT (CCIT III), Inc., certifies that it has reasonable grounds to believe that Cole Office & Industrial REIT (CCIT III), Inc. meets all of the requirements for filing on Form S-3 and that CIM Real Estate Finance Trust, Inc. has duly caused this Post-Effective Amendment to the Registration Statement to be signed on Cole Office & Industrial REIT (CCIT III), Inc.’s behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 22nd day of December, 2020.

CIM REAL ESTATE FINANCE TRUST, INC. (as successor by merger to Cole Office & Industrial REIT (CCIT III), Inc.)

By:	/S/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title	Vice President, Chief Financial Officer and Treasurer